Exhibit 99.1

LANDRY’S RESTAURANTS, INC.

PRESS RELEASE

1510 West Loop South ☐ Houston, Texas 77027 ☐ Main 713/850-1010 ☐ Exec. 713-386-7000 ☐ Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) ANNOUNCES PRELIMINARY SECOND QUARTER 2003 SALES ESTIMATES OF APPROXIMATELY $300 MILLION

Houston, Texas (July 3, 2003)

Landry’s Restaurants, Inc. (the “Company”), the second largest operator of casual dining seafood restaurants announced that preliminary consolidated revenues for the three months ended June 30, 2003 will be approximately $300 million, an increase of approximately 29% over 2002. The Company currently operates 282 restaurants, and expects to open 3 restaurants during July 2003.

Revenues for the month of April 2003 were slightly better than the Company’s expectations, and same store sales for the month were an approximate positive 2% for the Company’s seafood concepts. Rainforest Cafe and the recently acquired Saltgrass and Muer’s restaurants also reported positive same store sales. Revenues for June 2003 are expected to be approximately $3 million below the Company’s original expectations, due to negative same store sales at the Joe’s Crab Shack restaurants. The Company attributes the Joe’s Crab Shack sales results to strong prior year comparisons for the 2nd quarter, reduced marketing promotions for the 2003 quarter relative to the prior years, and less favorable weather in certain markets. Currently, the Company expects July 2003 same store sales for the Joe’s Crab Shack restaurants to be positive.

Because June results are a significant portion of the 2nd quarter’s earnings, the Company currently believes that earnings should fall a few cents below consensus estimates. However, such earnings should be made up in the third quarter of 2003, and the Company affirms its expectations for fiscal 2003 earnings of approximately $1.75 per share.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our forward-looking statements are subject to risks and uncertainty, including without limitation, our ability to continue our expansion strategy, positive same store sales, ability to make projected capital expenditures, as well as general market conditions, competition, and pricing. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in our forward looking statements, the information contained herein should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010	or	Paul S. West Executive Vice President and CFO (713) 850-1010